Exhibit 10.2
Commercial Lease
(Riverpoint Lots 1, 2, 3 5 including
Buildings at 4015, 4025, 4035, 4045 and 4055 S. Riverpoint Parkway)
between
COLE OF PHOENIX AZ, LLC,
a Delaware limited liability company
(“Landlord”)
and
Apollo Group, Inc.,
an Arizona corporation
(“Tenant”)
dated as of
March 24, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

REFERENCE GUIDE TO DEFINED TERMS

Defined Term	Location in Lease
4015 Garage	Article 2
4025 Building	Article 2
4035 Building	Article 2
4045 Building	Article 2
4055 Garage	Article 2
AAA	Paragraph 17.9
Acceptance Notice	Paragraph 23.1
Adjustment Date	Paragraph 4.2
Affiliate	Paragraph 5.1
Alterations	Paragraph 8.1
Applicable Laws	Paragraph 5.2
Bankruptcy Code	Paragraph 15.1.2
Buildings	Article 2
Capital Improvement	Paragraph 6.2
Casualty Termination Notice	Paragraph 11.1.2
CC&Rs	Paragraph 6.4
Certifying Party	Paragraph 17.3
Condemnation	Paragraph 13.1
Condemnation Date	Paragraph 13.1
Current Market Rate	Paragraph 3.2.4.1
Default Rate	Paragraph 15.5.1
Environmental Activity[ies]	Paragraph 16.1.3
Environmental Law[s]	Paragraph 16.1.2
Fixed Rent	Paragraph 4.1
Force Majeure Event	Paragraph 17.20
Garages	Article 2
Hazardous Material[s]	Paragraph 16.1.1
Initial Adjustment Date	Paragraph 4.2
Involved Parties	Paragraph 10.1
Landlord	Introductory Paragraph
Landlord Indemnified Parties	Paragraph 10.1
Landlord Party	Article 18
Lease	Introductory Paragraph
Lift Station Lease	Paragraph 14.2.2
Market Rate Notice	Paragraph 3.2.4.2
Negotiation Period	Paragraph 3.2.4.2
Objection Notice	Paragraph 3.2.4.2
Offer	Paragraph 23.1
Offered Property	Paragraph 23.1
Original Term	Paragraph 3.1
Parking Agreement	Paragraph 5.6

-v-

Defined Term	Location in Lease
Premises	Article 2
Project	Article 2
Property Taxes	Paragraph 12.1
Remaining Balance	Paragraph 13.4
Renewal Notice	Paragraph 3.2.2
Renewal Term/Renewal Terms	Paragraph 3.2
Renewal Termination Notice	Paragraph 3.2.4.4
Rent	Paragraph 4.1
Requesting Party	Paragraph 17.3; Paragraph 17.10
Restoration	Paragraph 11.1.1
Restore	Paragraph 11.1.1
Reviewing Party	Paragraph 17.10
Structures	Article 2
Sublease	Paragraph 14.2.1
Temporary Monthly Market Rate	Paragraph 3.2.4.5
Tenant	Introductory Paragraph
Tenant Indemnified Parties	Paragraph 10.2
Tenant Party	Article 18
Term	Paragraph 3.1
Triggering Event	Paragraph 5.7.4
Unamortized Capital Improvement Costs	Paragraph 6.2

-vi-

COMMERCIAL LEASE
     This Commercial Lease (the “Lease”) is entered into as of the date first listed on the cover page of this Lease, by and between COLE OF PHOENIX AZ, LLC, a Delaware limited liability company (“Landlord”), and APOLLO GROUP, INC., an Arizona corporation (“Tenant”), in consideration of the mutual terms and conditions hereof.
ARTICLE 1
SUMMARY OF TERMS
     Each reference in this Lease to any of the following terms shall incorporate the data stated for that term. Other terms are as defined in the Lease.

(a)	Landlord and Landlord’s	Cole OF Phoenix AZ, LLC
	Address for Notices (Paragraph 17.6):	c/o Cole Real Estate Investments 2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: Legal Department

(b)	Tenant and Tenant’s Address for Notices (Paragraph 17.6):	Apollo Group, Inc. c/o Apollo Development Corp. 4025 S Riverpoint Pkwy
Phoenix AZ 85040-0723
Attn: President

(c)	Street Address of Premises (Article 2):	4015 S. Riverpoint Parkway, Phoenix, Arizona 85040 (Lot 1) (sometimes referred to as 3050 E. Illini);

4050 S. Riverpoint Parkway, Phoenix,
Arizona 85040 (Lot 2)

4025 S. Riverpoint Parkway, Phoenix,
Arizona 85040 (Lot 3)

4035, 4045 and 4055 S. Riverpoint
Parkway, Phoenix, Arizona 85040 (Lot 5)

(d)	Term (Article 3):	Twenty (20) years, together with the Renewal Terms (if exercised) as provided in Paragraph 3.2.

(e)	Commencement Date	March 24, 2011
(Paragraph 3.1):

(f)	Initial Annual Fixed Rent (Paragraph 4.1):	$11,985,000 plus applicable taxes as provided below.

(g)	Permitted Uses (Paragraph 5):	Office, administrative, educational, classroom, ancillary retail (including food and beverage service) and related purposes, and, subject to Paragraph 5, all other lawful uses.

ARTICLE 2
LEASED PREMISES
     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions contained herein, the property legally defined as Lots 1, 2, 3 and 5 and Tracts A through L of the Riverpoint project (the “Project”), as shown on the plat map recorded in Book 566 of Maps, page 04, records of Maricopa County, Arizona and all improvements, fixtures and located thereon (collectively the “Premises”), including, without limitation, (a) the 10-story building located at 4025 S. Riverpoint Parkway on Lot 3 (the “4025 Building”) containing approximately 267,962 rentable square feet and the two 6-story buildings located at 4035 S. Riverpoint Parkway on Lot 5 (the “4035 Building”) and 4045 S. Riverpoint Parkway on Lot 5 (the “4045 Building” and together with the 4025 Building and the 4035 Building, the “Buildings”) each containing approximately 165,851 rentable square feet, (b) the surface parking areas located on Lot 1, 2, 3 and 5, (c) the 1,779-space parking garage located at 4015 S. Riverpoint Parkway (sometimes referred to as 3050 E. Illini) on Lot 1 (the “4015 Garage”) and the 2,000-space parking garage located at 4055 S. Riverpoint Parkway on Lot 5 (the “4055 Garage” and together with the 4015 Garage, the “Garages”) and (d) all areas subject to the license agreement(s) with the Salt River Project Agricultural Improvement and Power District, over the area more commonly referred to as the San Francisco canal. The Buildings and the Garages are referred to herein as the “Structures.”
ARTICLE 3
TERM
     3.1. Term. The “Original Term” of this Lease shall be for the period set forth in Article 1 above, commencing on the Commencement Date. As used in this Lease, “Term”, if used without further qualification, shall mean the Original Term together with any Renewal Terms, as applicable. Regardless of the specific day of the month on which the Term commenced, it shall not expire until the last day of the final month of the Term, the length of the Original Term or the final Renewal Term, as applicable, being extended by the necessary number of days to accomplish such result. For example, if the Commencement Date occurs on March 15, 2011, the Original Term shall expire on March 31, 2031.
     3.2. Renewal Terms. Provided that Tenant is not in default beyond the expiration of any applicable grace periods under this Lease at the time of exercise of its option, Tenant shall have the option to renew this Lease for the entire Premises for four (4) terms of five (5) years each (each, a “Renewal Term” and collectively, the “Renewal Terms”), as follows:
     3.2.1. Commencement of Renewal Term. The Renewal Term shall commence on the day following expiration of the Original Term or, if applicable, the day following expiration of the preceding Renewal Term.

     3.2.2. Exercise of Option to Renew. Tenant may exercise the option to renew by a written notice to Landlord (a “Renewal Notice”), given not less than four hundred fifty-five (455) days prior to the last day of the Original Term or, if applicable, the then existing Renewal Term. In no event shall Tenant have the right to lease less than the entire Premises during a Renewal Term.
     3.2.3. Terms of Lease During Renewal Terms. The terms and conditions of the Lease for the Renewal Terms shall be identical with the terms and conditions of the Original Term (including the rent adjustment set forth in Paragraph 4.2) except for Fixed Rent and except that Tenant will not have any options to renew this Lease beyond the four (4) Renewal Terms. The Fixed Rent at the commencement of each Renewal Term shall be equal to ninety-five percent (95%) of the greater of (i) the then Current Market Rate, as defined in Paragraph 3.2.4 below or (ii) the average of the Fixed Rent in effect for the preceding five (5) years of the Term. Without limiting the foregoing, Landlord shall not have any obligation to pay any build out, refurbishment or other allowance during the Renewal Term, or to pay leasing commissions to Tenant’s broker, if any.
     3.2.4. Determination of Fixed Rent During Renewal Terms. The Current Market Rate when Tenant is exercising an option for a Renewal Term shall be determined as follows:
     3.2.4.1. “Current Market Rate” shall be defined as the bona fide rental rate then being offered in “arm’s length” transactions to prospective tenants for comparable space in comparable buildings in the same geographic submarket as the Premises and taking into account the value of the parking spaces available as part of the Premises, and the fact that no brokerage fees are to be paid in the transaction.
     3.2.4.2. If Tenant exercises its option to renew, Landlord shall notify Tenant in writing (the “Market Rate Notice”) of Landlord’s determination of the Current Market Rate on or before three hundred sixty-five (365) days prior to the expiration of the expiring term. If, within fifteen (15) days after receipt of such Market Rate Notice, Tenant fails to notify Landlord in writing of Tenant’s objection to Landlord’s proposed Current Market Rate, Tenant shall be deemed to have accepted the Current Market Rate specified in the Market Rate Notice and Landlord will prepare an appropriate amendment to this Lease. If, within such 15-day period, Tenant objects to Landlord’s proposed Current Market Rate (the “Objection Notice”), the parties shall attempt to negotiate their differences in good faith within fifteen (15) days following Landlord’s receipt of Tenant’s Objection Notice (the “Negotiation Period”). If the parties fail to agree on a Current Market Rate during the Negotiation Period, then the Current Market Rate shall be determined in accordance with the provisions of Paragraphs 3.2.4.3 below.
     3.2.4.3. If Tenant and Landlord do not agree (or are not deemed to have agreed) on a Current Market Rate as provided in Paragraph 3.2.4.2 above, each party shall appoint a local third-party appraiser who (a) is a member of the

American Institute of Real Estate Appraisers, or if it shall not then be in existence, a member of the most nearly comparable organization, (b) has a minimum of five (5) years experience in the Phoenix, Arizona commercial office market, (c) is licensed by the state of Arizona, and (d) is not affiliated with either party. Each party shall notify the other as to the name and address of the appraiser selected within ten (10) days after the expiration of the Negotiation Period. If either party fails to designate an appraiser within such 10-day period, the single appraiser so selected shall determine the Current Market Rate. If two appraisers are timely selected, both appraisers shall independently make a determination of the Current Market Rate, then meet in person within thirty (30) days following the selection of the second appraiser to exchange such written determinations simultaneously, and thereafter notify both parties of each of the respective appraiser determinations. If the difference between the average effective Current Market Rate for the applicable Renewal Term calculated by each appraiser is 15% or less, the parties may mutually agree to elect to average the rates calculated by the two appraisers, such option to be exercised by written notice from each party to the other party and to the appraisers within five (5) days after receipt of notice by the appraiser(s) of the Current Market Rate calculation. If both parties elect to average the appraisals, the two appraisals will be averaged and the resulting figure will be the Current Market Rate. If both parties do not elect to average the appraisals or if the difference between the rates calculated by each appraiser is more than 15%, the two appraisers shall together select a third appraiser within fifteen (15) days following the determination of both appraisals. The third appraiser shall satisfy the same professional qualification requirements set forth above. The third appraiser must select one or the other of the two calculations of Current Market Rate submitted by the other two appraisers (and such third appraiser shall not be entitled to vary from the rates presented by the two appraisers). Both Tenant and Landlord agree that they will not contact or directly or indirectly interfere with the third appraiser’s selection of the Current Market Rent. The third appraiser will notify the parties within ten (10) days of being selected to make the Current Market Rate determination. Subject to Paragraph 3.2.4.4, the determination of the third appraiser shall be final and binding on Landlord and Tenant. The fees of any third appraiser shall be borne equally by the parties.
     3.2.4.4. Notwithstanding anything contained herein to the contrary, if the difference between the Current Market Rates determined by the two appraisers selected by the parties under Paragraph 3.2.4.3 above was more than 15%, Tenant shall have the option to withdraw its Renewal Notice within ten (10) days following the date Tenant receives written notice of the amount of the Current Market Rate determined by the third appraiser by giving written notice to Landlord (the “Renewal Termination Notice”), and the Lease shall expire at the expiration of the then-applicable Term; provided, however, that if there is less than one (1) year remaining on the then-applicable Term when the Renewal Termination Notice is given, the Lease shall be automatically extended so that the Term expires one year from the Renewal Termination Notice. If Tenant does not withdraw its Renewal Notice within such 10-day period, Tenant shall be deemed to have waived its right to withdraw the Renewal Notice, and shall be bound by the conclusion of the third appraiser as determined under Paragraph 3.2.4.3 above.
     3.2.4.5. If the parties fail to agree upon the Current Market Rate hereunder prior to the commencement of the applicable Renewal Term, and until the Current Market Rate is determined in the manner provided herein, or such appraisal process is delayed by either party due to a default in the appraisal process, Tenant agrees to pay Fixed Rent equal to one hundred ten percent (110%) of the previous Fixed Rent under this Lease (“Temporary Monthly Market Rate”) until the Current Market Rate is determined. Within twenty (20) days of the determination of the Current Market Rate, Landlord shall refund to Tenant or Tenant shall pay to Landlord, as applicable, for the elapsed period, the difference between the Temporary Monthly Market Rate paid by Tenant and the Fixed Rent finally determined based on the final determination of the Current Market Rate.
ARTICLE 4
RENT
     4.1. Initial Fixed Rent. Tenant shall pay Landlord, as an annual “Fixed Rent” for the Premises, a sum equal to the Annual Fixed Rent set forth in Paragraph 1(f), as may be adjusted pursuant to Paragraph 4.2, plus applicable taxes as provided in Paragraph 12.3 below. Annual Fixed Rent shall be payable in equal monthly installments on or before the first day of each and every calendar month during the Term of this Lease in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing. All rental and other sums which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim other than as expressly provided in this Lease. The Fixed Rent and any other amounts payable hereunder are collectively referred to as the “Rent.” Fixed Rent for any period during the Term which is for less than one month shall be a pro rata portion of the installment.
     4.2. Rent Adjustment. Commencing on the first day of the month following the first anniversary of the Commencement Date (the “Initial Adjustment Date”) and on each anniversary of the Initial Adjustment Date thereafter (including on each anniversary occurring during any Renewal Term, other than the one occurring on the first day of a Renewal Term) (each an “Adjustment Date”), the Fixed Rent for the next succeeding twelve month period shall be adjusted to be an amount equal to the Fixed Rent for the immediately preceding twelve month period multiplied by One Hundred and Two percent (102%).
ARTICLE 5
USE
     5.1. General. The Premises may be used for office, administrative, educational, classroom, ancillary retail (including food and beverage service), and related purposes and any other lawful uses by Tenant and its Affiliates (defined below) that would not (i) violate the provisions of this Lease, including, without limitation, Paragraphs 5.2 and Article 16 hereof, or any covenant, condition, agreement or easement applicable to the Premises, (ii) exceed the load bearing capacity of the floor of the Premises, (iii) materially increase the dangers to human health or the environment, (iv) pose an unreasonable risk of harm to any person or entity (whether on or off the Premises), (v) be contrary to any requirement of any insurer or cause a material increase to the costs of insurance for the Premises, or (vi) constitute a public or private nuisance. Tenant shall not commit or allow any waste to be committed on any portion of the Premises. Tenant shall not use or permit the use of the Premises for any unlawful purpose. Tenant shall not permit any rubbish, refuse or garbage to accumulate or create a fire hazard in or about the Premises. Tenant may cease operations at the Premises at any time or from time to time during the Term as long as such discontinuance of operations shall not activate, make applicable or otherwise trigger any right of any person or entity (other than Landlord) to acquire the Premises whether by option, right of first refusal, right of first offer or otherwise. If Tenant does discontinue operations as permitted by this Paragraph, Tenant shall (i) give written notice to Landlord within thirty (30) days following the discontinuation, (ii) provide adequate protection and maintenance of the Premises during any period of vacancy, and (iii) comply with all Applicable Laws and otherwise comply with the terms and conditions of this Lease. Notwithstanding anything herein to the contrary, Tenant shall timely pay any Rent during any period in which Tenant discontinues operations at the Premises, including, without limitation, the monthly installment of Fixed Rent on the first day of each month. Without Tenant’s prior written consent and subject to the provisions of Paragraph 17.1, Landlord will not execute or record against the Premises, or otherwise subject the Premises to any restrictions, agreements, encumbrances, liens, easements or rights which could or would (a) prevent or impair the use of the Premises for the purposes permitted in this Lease or (b) conflict with or diminish the rights herein granted to Tenant. For purpose of this Lease, an “Affiliate” shall mean any corporation or business entity which controls, is controlled by or is under common control with another entity.
     5.2. Compliance with Law. Tenant shall comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, or any other body exercising functions similar to those of any of the foregoing (“Applicable Laws”), foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises, the Tenant’s use of the Premises, and the sidewalk, curbs and vaults adjoining the Premises or to the Tenant’s use of the Premises. Except as expressly provided in Paragraph 6.2 and Article 13, Tenant shall be responsible for all costs of such compliance.
     5.3. Existing Title and Condition of Premises. Tenant accepts the Premises in its condition “AS IS” existing as of the Commencement Date and also accepts the Premises and this Lease subject to all Applicable Laws governing and regulating the use of the Premises and subject to all covenants, conditions and restrictions affecting the Premises and the rights of parties in possession. Tenant has examined the Premises and title to the Premises and has found all of the same satisfactory for all of Tenant’s purposes. Except for any representation or warranty which may be specifically set forth in this Lease, Tenant acknowledges that neither Landlord nor Landlord’s agents have made any representations or warranties, including without limitation, any representation or warranty as to condition or fitness of the Premises and improvements thereto, zoning compliance of the Premises or the suitability of the Structures thereon for the conduct of Tenant’s business.

     5.4. Signs. Tenant shall have the right to install any signs it deems necessary or appropriate in connection with its use and operation of the Premises; provided that all signs shall comply with all Applicable Laws. Tenant shall properly maintain all signs during the Term. Upon expiration of the Lease, Tenant shall remove, at its sole cost and expense, all signs placed in and around the Premises by Tenant and shall repair any damage to the Premises caused by the removal of such signs.
     5.5. Hours of Operation. Except in the case of emergency or Force Majeure Event (as defined in Paragraph 17.20) or as provided in Paragraph 15.2.1, Tenant shall have full and unimpaired access to the Premises at all times (24 hours per day, 7 days per week).
     5.6. Parking. During the Term, Tenant and its Affiliates shall have (i) the exclusive right to use all parking areas located on Lots 1, 3 and 5 of the Premises; and (ii) the non-exclusive right to use all parking areas located on Lot 2 of the Premises, subject to that certain Parking Lease and Easement Agreement dated June 29, 2004, executed by Riverpoint Lots 4/8, LLC, and Riverpoint Lots 4/8 (15), LLC, as grantee, and Riverpoint Lot 2, LLC, as grantor, recorded June 29, 2004, as Instrument No. 2004-0744089, records of Maricopa County, Arizona (the “Parking Agreement”). Landlord shall have no liability to Tenant for the construction of the parking areas located on Lot 2, nor shall Landlord be responsible for the compliance of any additional obligation under the Parking Agreement during the Term of the Lease.
     5.7. Landlord’s Covenants, Representations and Warranties. Landlord represents and warrants to and covenants with Tenant as follows:
     5.7.1. Organizational Status. Landlord is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Lease. The persons executing this Lease on behalf of Landlord have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Lease.
     5.7.2. Entity Action. All entity action on the part of Landlord and its constituents which is required for the execution, delivery and performance by Landlord of this Lease has been duly and effectively taken.
     5.7.3. Enforceable Nature of Lease. This Lease constitutes legal, valid and binding obligations of Landlord, enforceable against Landlord in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.

5.7.4. Third-Party Servicer; Title IV Compliance.
     5.7.4.1. Landlord represents that neither Landlord nor any of its Affiliates has ever been terminated under the Higher Education Act of 1965, as amended, for any reason involving the acquisition, use or expenditure of Federal, State or local government funds.
     5.7.4.2. Landlord, upon its knowledge and belief, represents that neither it, nor any of its employees, directors, officers, subcontractors or Affiliates has been: (a) convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of Federal, State, or local government funds; or (b) administratively or judicially determined to have committed fraud or any other material violation of law, in each case involving Federal, State, or local government funds.
From time to time during the Term, Landlord agrees to promptly reaffirm to Tenant the representations in Paragraph 5.7.4 upon Tenant’s request. If Landlord breaches any of the representations, warranties or covenants set forth in this Paragraph 5.7.4 and (a) such breach results in Landlord or its members being debarred from contracting with the Federal government, (b) in the event of any breach resulting from the actions of any employee, director, officer, such individual is not terminated within thirty (30) days following the conviction, plea or administrative or judicial determination, or (c) in the event of any breach resulting from the actions of any subcontractor, the contract with such subcontractor is not terminated within thirty (30) days following the conviction, plea or administrative or judicial determination (each a “Triggering Event”), Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days following the date Tenant receives written notice of a Triggering Event. The termination shall be effective on the date specified by Tenant in such notice, which date shall be not earlier than thirty (30) days nor later than one hundred eighty (180) days following the giving of such notice. Upon the effective date of such termination, Landlord and Tenant shall have no further obligations under this Lease except for those obligations which survive the expiration or earlier termination of this Lease pursuant to its terms.
     5.7.5. Non-Discrimination. Landlord agrees not to discriminate against any employee or applicant for employment on the basis of any category or characteristic protected by applicable federal, state, or local law. In addition, the provisions of 41 C.F.R. Section 60-1.4(a), 41 C.F.R. Section 60-300.5(a), 41 C.F.R. Section 60-741.5(a), and 29 C.F.R. Part 471, Appendix A to Subpart A are, if applicable, incorporated by reference.
     5.7.6. Conflict of Interest. Landlord acknowledges and understands that Tenant has a Conflict of Interest Policy, which prohibits any employee, officer or director of Tenant or an Affiliate of Tenant from directly or indirectly receiving any financial or other benefit from Landlord, whether as a result of this Lease or otherwise. If Landlord becomes aware of a relationship with any employee, officer or director of Tenant or an Affiliate of Tenant during the term of this Lease that results in such employee, officer or director receiving any direct or indirect financial or other benefit from Landlord, Landlord shall disclose such relationship to Tenant in writing within fifteen (15) calendar days of learning about such relationship.
     5.7.7. Gratuity. Landlord acknowledges and understands that Tenant has a Gift and Entertainment Policy, which prohibits employees, officers, directors, agents and representatives of Tenant and its Affiliates from accepting any gifts, gratuities, favors or advantages from Landlord except for insignificant items of low value such as business lunches and advertising items (for example, pens, calendars and the like).
     5.7.8. Anti-Terrorism. Landlord represents and warrants to Tenant that Landlord is not, and is not acting, directly or indirectly, for or on behalf of, any person or entity named as a “specially designated national and blocked person” (as defined in Presidential Executive Order 13224) on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control, and that Landlord is not engaged in this transaction, directly or indirectly, on behalf of, and is not facilitating this transaction, directly or indirectly, on behalf of, any such person or entity. Landlord also represents and warrants to Tenant that neither Landlord nor its constituents or Affiliates are in violation of any laws relating to terrorism or money laundering, including the aforesaid Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended. With respect to parties owning indirect interests in Landlord, Tenant acknowledges that Landlord has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by applicable law and FINRA regulations in making the foregoing representations. Landlord hereby agrees to defend, indemnify and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties by Landlord.
     5.7.9. Quiet Enjoyment. So long as Tenant is not in default under the terms and conditions of this Lease beyond the expiration of any applicable notice and cure period, Tenant and its Affiliates shall be entitled to peaceably maintain possession of and quietly enjoy the Premises and all of the rights granted hereunder for the duration of the Term of this Lease.
     5.8. Tenant’s Covenants, Representations and Warranties. Tenant represents and warrants to and covenants with Landlord as follows:
     5.8.1. Organizational Status. Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has full power and authority to enter into and to perform its obligations under this Lease. The persons executing this Lease on behalf of Tenant have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Lease.

     5.8.2. Entity Action. All entity action on the part of Tenant and its constituents which is required for the execution, delivery and performance by Tenant of this Lease has been duly and effectively taken.
     5.8.3. Enforceable Nature of Lease. This Lease constitutes legal, valid and binding obligations of Tenant, enforceable against Tenant in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.
     5.8.4. Anti-Terrorism. Tenant represents and warrants to Landlord that Tenant is not, and is not acting, directly or indirectly, for or on behalf of, any person or entity named as a “specially designated national and blocked person” (as defined in Presidential Executive Order 13224) on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control, and that Tenant is not engaged in this transaction, directly or indirectly, on behalf of, and is not facilitating this transaction, directly or indirectly, on behalf of, any such person or entity; provided, however, the representation contained in this sentence shall not apply to any person or entity to the extent such person’s or entity’s interest is in or through a U.S. Publicly-Traded Entity. “U.S. Publicly-Traded Entity” is an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an entity. Tenant also represents and warrants to Landlord that neither Tenant nor its constituents or Affiliates are in violation of any laws relating to terrorism or money laundering, including the aforesaid Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties by Tenant.
     5.8.5. Licenses and Permits. All required licenses and permits, both governmental and private, to use and operate the Premises for the uses permitted under this Lease are in full force and effect.
ARTICLE 6
MAINTENANCE AND REPAIRS
     6.1. Tenant’s Maintenance. Tenant shall keep and maintain the entire Premises, including, without limitation, all structural portions of the Premises, including the foundation, floor slab, structural load-bearing walls and columns, and the roof, utility, sprinkler, life safety, lighting, mechanical, plumbing, electrical, HVAC, and all other systems, and all alterations and additions made by Tenant pursuant to the provisions hereof, all walks, parking and loading areas, lawns and landscaping, water features, fences and signs included with the Premises, in good repair and in a clean and safe condition. Tenant shall replace all interior,exterior or other glass in or about the Premises that may be broken during the Term with glass at least equal to the specification and quality of the glass so replaced. Tenant shall be responsible for all costs incurred in repairing or maintaining the Premises pursuant to this Paragraph, other than those amounts which are Landlord’s responsibility in accordance with Paragraph 6.2. If Tenant fails to perform Tenant’s obligations under this Paragraph and such failure continues following the expiration of the applicable notice and cure periods, Landlord may, at its option, enter upon the Premises and put the same in good order, condition and repair, and all reasonable out-of-pocket costs incurred by Landlord, together with interest thereon at the Default Rate, shall become due and payable as additional rental to Landlord upon receipt of a written invoice specifying the amount paid by Landlord. Landlord shall not be liable for the inconvenience, annoyance, disturbance, loss of business or other damage of Tenant by reason of making such repairs or the performance of any such work, or on account of bringing materials, tools, supplies or equipment into or through the Premises during the course thereof, and the obligations of Tenant under this Lease shall not be affected thereby. Tenant waives any right to (a) require Landlord to maintain, repair, replace or rebuild all or any part of the Premises or (b) make repairs at the expense of Landlord, pursuant to any Applicable Laws at any time in effect.
     6.2. Allocation of Capital Costs. Tenant agrees not to defer any maintenance, repair or replacement work constituting a Capital Improvement (as hereinafter defined) to the last twenty-four (24) months of the Term. If, during the last twenty-four (24) months of the Term, any Capital Improvement is required to be made to the Premises, then the cost of such Capital Improvement shall be amortized over the useful life of such Capital Improvement (based on the mutual agreement of Landlord or Tenant or if they cannot agree, pursuant to Paragraph 17.9) and Landlord shall, upon the expiration of this Lease, reimburse Tenant for the unamortized portion thereof that extends beyond the expiration of the Term (such unamortized amount, the “Unamortized Capital Improvement Costs”); provided that, Landlord shall not be required to reimburse Tenant for such amount if this Lease is terminated prior to the expiration of the Term by reason of a Tenant default or if Tenant purchases the Premises pursuant to Article 23. The term “Capital Improvement” shall mean any maintenance, repair or replacement, the cost of which would be characterized as a capital expense under GAAP.
     6.3. Surrender. On the expiration of the Term, or on any sooner termination of this Lease, Tenant shall surrender the Premises to Landlord in no worse condition and repair as existed on the Commencement Date, broom clean, except for ordinary wear and tear and damage due to casualty not otherwise required be repaired under this Lease. Tenant shall repair any damage to the Premises occasioned by the removal of Tenant’s alterations and improvements (including, without limitation, its trade fixtures, furnishings and equipment), which repair shall include, without limitation, the patching and filling of holes and repair of structural damage.
     6.4. Net Lease. With the exception of Landlord’s obligations to reimburse Tenant for any Unamortized Capital Improvement Capital Costs as set forth in Paragraph 6.2, the Fixed Rent payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the rentals specified during the Term, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof shall be performed and paid by Tenant, including, without limitation, all expenses, assessments, dues or other charges accruing against the Premises under any covenant, condition, agreement or easement applicable to the Premises, including, without limitation, the Parking Agreement or the Declaration of Covenants, Conditions, Easements and Restrictions for Riverpoint Business Park dated July 6, 2001, and recorded July 6, 2001 as Instrument No. 2001-0604763, Official Records of Maricopa County, Arizona, as previously or subsequently supplemented and/or amended (the “CC&Rs”). Those obligations shall include all expenses incurred related to the Premises with the sole exceptions set forth in Paragraph 6.2.
ARTICLE 7
UTILITIES
     Tenant shall contract directly for utility connection and pay the service providers directly for water, gas, heat, light, power, telephone and other utilities and all other services supplied to the Premises, together with any taxes thereon. Landlord shall have no liability for any interruption or failure of utility service to the Premises, and Tenant shall not be entitled to any abatement or reduction of Fixed Rent by reason of any interruption or failure of utilities or other services to the Premises, unless due to Landlord’s gross negligence or willful misconduct.
ARTICLE 8
ALTERATIONS
     8.1. Alterations. Except as expressly permitted by this Lease, Tenant shall not make any alterations, improvements, additions, or utility installations (“Alterations”) in, on or about the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given unless Landlord notifies of its specific objections in writing within thirty (30) days following receipt of Tenant’s request therefor. If such consent is required by this Lease, Landlord may require, as a condition to giving such consent, that Tenant agree to remove any such Alterations at the expiration of the Term and restore the Premises to their prior condition. Notwithstanding the foregoing, Tenant shall not be required to remove any wiring or cabling serving the Premises. Subject to Paragraph 6.2, all Alterations shall be made by Tenant at Tenant’s sole expense. All Alterations shall be performed by licensed contractors in a good and workmanlike manner and in accordance with all Applicable Laws, shall be prosecuted diligently to completion and shall comply fully with all the terms of this Lease. Upon completion of any Alterations and promptly following written request from Landlord, Tenant shall provide Landlord with (i) evidence of full payment to all laborers, materialmen and equipment providers contributing to the Alterations, (ii) an architect’s certificate certifying the Alterations to have been completed in conformity with the plans and specifications, (iii) a certificate of occupancy (if the Alterations are of such a nature as would require the issuance of a certificate of occupancy), and (iv) any other documents or information reasonably requested by Landlord.
     8.2. Permitted Alterations. Tenant may, without Landlord’s consent, perform (or allow its Affiliates to perform) non-structural interior Alterations (including, but not limited to moving non load-bearing walls, replacing fixtures, provided that Tenant complies (or causes its Affiliate to comply) with all Applicable Laws in the construction or installation of the Alterations. However, Tenant’s ability to construct such permitted alterations as described in this Paragraph 8.2.2 without Landlord’s consent, shall not in any way eliminate Landlord’s right to request the removal or restoration of such improvements upon the expiration of this Lease (unless otherwise provided herein).
     8.3. Liens. Tenant shall pay or cause to be paid the total cost and expenses of the construction of any Alterations performed by or at the request of Tenant. Tenant shall not suffer or permit to be enforced against the Premises or any part thereof any lien arising from or in any way related to any work performed on or materials supplied with respect to the Premises. Tenant shall indemnify, defend and hold Landlord harmless for, from and against all liability or loss of any type to the extent arising out of any work, construction or other activity in connection with the Premises, unless and to the extent such work, construction or activity is commenced by Landlord. Tenant, at its cost, shall either cause any lien to be released or shall obtain a surety bond to discharge any such lien pursuant to Arizona Revised Statutes Section 33-1004 (or any successor statute) within twenty (20) days after Tenant receives notice of such lien. If Tenant fails to release or bond over any lien within such 20-day period, Landlord may, without obligation to do so, remove such lien by any means deemed reasonably appropriate by Landlord, including payment thereof. Tenant shall pay Landlord upon demand all sums paid and expenses incurred by Landlord in connection with removing such lien, together with interest at the Default Rate from the date paid by Landlord until repaid including, without limitation, reasonable attorneys’ fees and costs.
     8.4. Removal. Tenant shall have the right to remove or to allow its Affiliates to remove all personal property of Tenant, including, without limitation, trade fixtures, furniture fixtures and equipment, at any time and from time to time during the Term of this Lease and upon the expiration or within thirty (30) days following the earlier termination hereof. Except as set forth in the preceding sentence, all Alterations on or to the Premises shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Term and Tenant shall execute and deliver to Landlord such instruments as Landlord may reasonably require to evidence the ownership by Landlord of such Alterations, unless Landlord conditions its approval thereof to removal at the expiration of the Term, or otherwise requires their removal under the term of this Lease.
ARTICLE 9
INSURANCE
     9.1. Tenant’s Insurance. Tenant, at its sole cost and expense, shall maintain in full force and effect during the Term:
     9.1.1. Liability Insurance. Commercial general liability insurance written on an occurrence form utilizing ISO form CG001 (or its equivalent) in amounts of not less than $1,000,000 per occurrence, $1,000,000 personal injury and advertising injury, $2,000,000 products and completed operations aggregate and $2,000,000 general aggregate and an umbrella liability insurance policy in the amount of $50,000,000.00 that is excess and following-form over general liability (including terrorism), auto liability, host liquor liability and employer’s liability. Coverage shall include, but shall not be limited to, claims for injuries to persons or damage to property which may arise from or in connection with this Lease by the Tenant, its agents, representatives, employees or contractors. Such insurance shall cover at least the following hazards: (a) premises and operations, (b) products and completed operations, (c) personal and advertising injury, (d) independent contractors, (e) blanket contractual liability for oral and written contracts, (f) terrorism and acts of terrorism both foreign and domestic, and (g) host liquor liability. Landlord and its manager or lender for which Tenant receives a written request shall be named as additional insureds under such insurance policy. Tenant’s commercial liability policy shall be primary to and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of tenant under this Lease. If Tenant’s liability policies do not contain the standard ISO separation of insureds provisions, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage.
     9.1.2. Workmen’s Compensation. Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease policy limit and $1,000,000 disease each employee.
     9.1.3. Automobile Liability. An automobile liability limit of not less than $1,000,000 for each accident, with such insurance covering liability arising out of any automobile, including owned, hired and non-owned.
     9.1.4. Property Insurance. Property insurance on (a) the Structures, (b) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (c) Tenant’s improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis or “special cause of loss”, for the full replacement cost value new without deduction for depreciation of the covered items and without any coinsurance clauses and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage, including sprinkler leakage, mechanical breakdown and terrorism and acts of terrorism both foreign and domestic. Such insurance shall provide for payment for loss thereunder with respect to the Structures to the holder of any first mortgage or deed of trust on the Premises, provided that such holder agrees to make such proceeds available for reconstruction of the Structures in accordance with this Lease.
     9.1.5. Business Interruption Insurance. Business interruption insurance without a provision for co-insurance, in an amount equal to 100% of the Fixed Rent for a period of not less than twelve consecutive calendar months
     9.1.6. Law and Ordinance Insurance. Building ordinance coverage, including demolition and increased cost of construction and contingent operation from building laws coverage in an amount not less than $15,000,000.
     9.1.7. Builder’s Risk. During any period of construction, restoration, reconstruction, rehabilitation, replacement or alteration to the Premises, builder’s risk insurance in so-called non-reporting form upon all buildings, improvements and related appurtenances while under construction but only to the extent that such coverage is not being maintained by Tenant’s contractor(s) pursuant to a policy or policies that satisfy this requirement. Landlord agrees that such builder’s risk insurance may be included as a sublimit in the property insurance policy described under Paragraph 9.1.4, provided such sublimit is not less than $5,000,000.
     9.1.8. Blanket Policy. Tenant shall have the right to carry any insurance required of Tenant under this Lease in the form of a blanket policy for the risks and in the minimum amounts specified herein; provided, however, that any such blanket policy shall otherwise comply with the provisions of this Article IX.
     9.1.9. Self Insurance. At any time that Tenant’s tangible net worth is equal to or greater than $800,000,000, Tenant shall have the right to self-insure for any insurance required of Tenant under this Lease or have a deductible higher than the maximum deductible permitted under Paragraph 9.2. If Tenant desires to self-insure pursuant to this Paragraph 9.1.9, Tenant shall deliver to Landlord prior to self-insuring a notice that it intends to self-insure hereunder, and if Tenant is not required to file quarterly and annual reports with the Securities and Exchange Commission , Tenant shall also provide financial statements evidencing that Tenant has met the tangible net worth requirement set forth above. If at any time during the Term, Tenant is self-insuring pursuing to this Paragraph 9.1.9 and Tenant’s tangible net worth falls below the minimum tangible net worth requirement set forth above, then Tenant shall no longer be entitled to self-insure under this Paragraph 9.1.9, and Tenant shall notify Landlord thereof and procure all insurance otherwise required by this Article 9 and deliver to Landlord evidence of such insurance as required by this Article 9. If Tenant is self-insuring under this Paragraph 9.1.9, rather than delivering the insurance certificate called for at the times set forth in Paragraph 9.2 below, Tenant shall deliver a certificate of self-insurance to Landlord and any lender.
     9.2. Policies. Insurance required hereunder shall be by companies rated A-:X or better in “A.M. Best’s Insurance Guide”. Insurers shall be licensed or authorized to do business in the state in which the Premises are located. Tenant shall deliver to Landlord certificates evidencing the existence and amounts of the required insurance. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or “binders” thereof. Neither party shall not do or permit to be done anything which shall invalidate the insurance policies referred to herein. If Tenant shall fail to procure and maintain any insurance required to be maintained by it under this Paragraph and such failure continues after the expiration of any applicable notice and cure periods under this Lease or the expiration of the applicable policy (whichever is sooner), the Landlord may, but shall not be required to, procure and maintain the same, but at the expense of Tenant. THE INSURANCE REQUIREMENTS HEREIN ARE MINIMUM REQUIREMENTS FOR THIS CONTRACT AND IN NO WAY LIMIT THE INDEMNITY COVENANTS CONTAINED IN THIS LEASE. All policies shall be written as primary policies, with deductibles not to exceed 10% of the amount of coverage. For purposes of the preceding sentence, the 10% shall be calculated based on the aggregate coverage under any applicable primary and umbrella policies. Any other policies, including any policy now or hereafter carried by Landlord or any lender, shall serve as excess coverage. In the event of any transfer by Landlord of Landlord’s interest in the Premises or any financing or refinancing of Landlord’s interest in the Premises, Tenant shall, upon not less than twenty (20) days’ prior written notice, deliver to Landlord or any lender providing such financing or refinancing, as the case may be, certificates of all insurance required to be maintained by Tenant hereunder naming such transferee or such lender, as the case may be, as an additional named insured or loss payee, as applicable, to the extent required herein effective as of the date of such transfer, financing or refinancing.
     9.3. Modifications to Insurance Coverage. If during the Term (i) any of the types of insurance policies or the requirements related to the insurance policies required under this Article 9 are no longer available on commercially reasonable terms or (ii) it becomes commercially reasonable to obtain additional insurance coverage not specified in this Article 9 or to modify the terms of any coverages specified in this Article 9, then upon written notice of either party, the parties shall attempt to negotiate in good faith changes to this Article 9. If the parties are unable to agree on whether changes to this Article 9 are appropriate, the matter shall be resolved pursuant to Paragraph 17.9.
     9.4. Mutual Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, partners, members, trustees and shareholders of the other, on account of loss or damage occasioned to such waiving party or its property or any property of others under its control to the extent that such loss or damage is insured under any insurance maintained or required to be maintained pursuant to this Lease. Landlord and Tenant will each, upon obtaining the respective policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease and obtain, if available at commercially reasonable rates, from the respective carriers an endorsement waiving any right of subrogation in favor of the insurer.
     9.5. No Representation of Coverage Adequacy. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed as a limitation of Tenant’s liability under any indemnification provisions in this Lease. Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance.
ARTICLE 10
INDEMNITY
     10.1. Tenant’s Indemnity. Tenant shall indemnify, defend and hold Landlord, any Landlord Party, any lender holding a mortgage or deed of trust on the Premises, and their respective Affiliates (collectively, “Landlord Indemnified Parties”) harmless for, from and against any and all claims and other liabilities (including, without limitation, costs and attorneys’ fees) in any way and to the extent arising from: (a) the use or occupancy of the Premises by Tenant or any of its agents, invitees, visitors, contractors, employees, subtenants, licensees or concessionaires (“Involved Parties”); (b) the conduct of Tenant’s business thereon, (c) any activity, work or thing done, performed or suffered on or about the Premises by Tenant or any of its Involved Parties, (d) any negligent act or omission of Tenant or any of its Involved Parties, (e) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about the Premises or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (f) any use, non-use or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, the Premises or any portion thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (g) the claims of any invitees, patrons, licensees or subtenants of all or any portion of the Premises or any person or entity acting through or under Tenant or otherwise acting under or as a consequence of this Lease or any sublease, and (h) any past, present or future presence of any Hazardous Materials in, on, above, or under the Premises or any past, present or future environmental condition affecting the Premises or any past, present or future non-compliance of the Premises with any Environmental Laws; provided, that the foregoing shall exclude (x) any claims and other liabilities, only to the extent deriving from the gross negligence or willful misconduct of Landlord or its Involved Parties and (y) any special, punitive, consequential or incidental damages. For purposes of this Lease, the term “gross negligence” shall not include gross negligence imputed as a matter of law to a party or its Affiliates or its Involved Parties solely by reason of the party’s interest in the Premises or the party’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease.
     10.2. Landlord’s Indemnity. Landlord shall indemnify, defend and hold Tenant, any Tenant Party and their respective Affiliates (collectively, “Tenant Indemnified Parties”) harmless for, from and against any and all claims and other liabilities (including, without limitation, costs and attorneys’ fees) in any way and to the extent arising from any gross negligence or intentional act or omission of Landlord or any of its Involved Parties; provided, that the foregoing shall exclude any special, punitive, consequential or incidental damages; and provided further that Tenant’s recovery under this Paragraph shall be limited by Article 18 and Article 20 below.
     10.3. Survival. The indemnification provisions contained herein shall survive the expiration or the termination of this Lease with respect to any claim or liability accruing prior to such expiration or termination.
ARTICLE 11
DAMAGE OR DESTRUCTION
     11.1. Destruction. If the Premises or any portion thereof is damaged by fire or other casualty, Tenant shall give prompt notice to Landlord of such damage, shall use commercially reasonable efforts to secure the Premises so that they do not pose any risk of harm to adjoining property owners or occupants or third-parties. Following any casualty the following provisions shall apply:
     11.1.1. Restoration. If the Structures or any other improvements constituting a part of the Premises are damaged or destroyed by a casualty, then except as provided in Paragraph 11.1.2, Tenant shall, at its sole cost and expense, restore, repair, replace, rebuild and alter (collectively “Restore” or “Restoration”) the same to as good a condition as existed prior to such casualty. Such Restoration shall be commenced promptly and prosecuted with reasonable diligence. Subject to the provisions of

Paragraph 11.1.2, all insurance proceeds shall be applied to the cost of Restoration and, if the proceeds are insufficient, Tenant shall pay the excess costs. Except as provided in Paragraph 11.1.2, no destruction of or damage to the Premises shall permit Tenant to surrender this Lease or relieve Tenant from its liability hereunder, and Tenant waives any right now or hereafter conferred upon it, by statute or otherwise, to quit or surrender this Lease or the Premises.
     11.1.2. Right to Terminate. If the damage or destruction occurs during the last two (2) years of the primary Term or at any time during a Renewal Term, and either (i) the cost of Restoration is estimated to exceed twenty-five percent (25%) or more of the replacement value of the affected Structure(s), or (ii) the time period to complete the Restoration with reasonable diligence is longer than two hundred and seventy (270) days, in each case as determined by an engineer or contractor reasonably acceptable to Landlord and Tenant, then, provided that no default has occurred and is continuing and such casualty is covered by the insurance required to be maintained by Tenant under Paragraph 9.1.4 and Tenant is otherwise in compliance with the requirements of Article 9 related to insurance, Tenant shall have the right to terminate this Lease only as to the Structure(s) that is the subject of the casualty by written notice given to Landlord (a “Casualty Termination Notice”) within sixty (60) days after the date of such damage or destruction. If Tenant timely delivers a Casualty Termination Notice, this Lease shall be terminated with respect to such Structure(s) effective as of the date such notice is given or such later date as Tenant vacates the Premises, Landlord shall be entitled to receive and retain all insurance proceeds relating to such damage or destruction (regardless of whether such proceeds are payable by a third party insurer or Apollo under a self insurance program), other than such amount that may be necessary for Tenant to satisfy its obligations under Paragraph 11.2, and the Fixed Rent shall be adjusted to reflect any reduction in the rentable square footage. If Tenant fails to timely deliver a Casualty Termination Notice, Tenant will be deemed to have elected not to exercise its option to terminate the Lease and Tenant shall complete the Restoration. If Tenant elects or is deemed to have elected to complete a Restoration, the insurance proceeds will be made available to the Tenant for application to the cost of Restoration, which proceeds shall be deposited in an escrow with a third party for distribution in the same manner as a construction loan.
     11.2. Termination. Upon a termination of this Lease with respect to any Structures under any of the provisions of Paragraph 11.1.2, Tenant shall raze and demolish any remaining improvements damaged by the casualty and clear the affected area by the casualty, and the insurance proceeds will be made available to the Tenant for application to the cost of such demolition and clearing. Following such demolition and clearing, the parties shall be released without further obligation to the other from the date possession of the Premises (or any portion thereof) is surrendered to Landlord, except for items which have therefore accrued and are then unpaid, and Landlord portion of the Premises surrendered to Landlord in good condition and repair.
     11.3. Release. Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Article 11.

     11.4. Waiver. Landlord and Tenant hereby waive the provisions of any statutes or court decisions which relate to the abatement or termination of leases when leased property is damaged or destroyed, and agree that such event shall be exclusively governed by the terms of this Lease.
ARTICLE 12
TAXES AND ASSESSMENTS
     12.1. Payment. Tenant shall be obligated to pay all Property Taxes (as defined below) applicable to the Premises prior to or with respect to the Term as and when they accrue as additional rent and without deduction or offset. Tenant shall be permitted to satisfy its obligation for accrued Property Taxes by paying such Property Taxes directly to the applicable governmental authority prior to delinquency. Within ten (10) days after each installment of Property Taxes is required by this Paragraph to be paid, Tenant shall also provide Landlord with evidence that such Property Taxes were paid in a timely fashion. If any Property Taxes due with respect to the Premises shall cover any period of time after the expiration of the Term, Tenant’s share of such Property Taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect. If Tenant fails to pay any Property Taxes, Landlord shall have the right, but not the obligation, to pay the same, in which case Tenant shall repay such amount, together with interest at the Default Rate from the date of expenditure. As used herein, the term “Property Taxes” shall include any form of general or special assessment, license fee, levy penalty, or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district, or any part or parts thereof, or against any legal or equitable interest of Landlord in the Premises or any part thereof or against Landlord’s right to rent or other income therefrom (but exclusive of taxes levied on or computed by reference to Landlord’s net income as a whole), or against Landlord’s business of leasing the Premises.
     12.2. Personal Property. Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property contained on the Premises or elsewhere. Tenant shall use reasonable efforts to cause such trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the Premises.
     12.3. Rent Tax. Tenant shall pay to Landlord a sum equal to the amount which Landlord is required to pay or collect by reason of any privilege tax, sales tax, gross proceeds tax, rent tax, or like tax levied, assessed or imposed by any governmental authority or subdivision thereof, upon or measured by any Rent or other charges or sums required to be paid or improvements to be made by Tenant under this Lease. Such sum shall be paid simultaneously with the payment by Tenant to Landlord of the Rent or, in the case of a tax not attributable to Rent, at such time as Landlord shall demand payment thereof. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, or transfer tax of Landlord or any tax upon the net income of Landlord.
     12.4. Contest of Taxes. Tenant shall have the right, but not the obligation, to contest the amount of any tax or assessment for which Tenant is liable under this Article 12, as long as such contest is conducted in good faith and with due diligence by appropriate legal proceedings, and provided that (i) such proceeding shall suspend the collection thereof from the Premises or any interest therein or if it does not, such taxes or assessments are paid in full under protest, (ii) neither the Premises nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, and (iii) unless such taxes or assessments are paid in full under protest, by the date such taxes or assessments would otherwise be delinquent, Tenant shall have deposited with Landlord adequate reserves for the payment of the taxes and assessments or Tenant shall have furnished the security as may be required in the proceeding or as may be required by Landlord to insure payment of any contested taxes. Landlord shall cooperate in any reasonable manner with such contest by Tenant, but Landlord shall not be required to incur any out-of-pocket cost in connection with such contest.
ARTICLE 13
CONDEMNATION
     13.1. Condemnation. If the Premises or any portion thereof is taken under the power of eminent domain, or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, (the “Condemnation Date”), and the Fixed Rent shall be reduced for the balance of the Premises as provided below.
     13.2. Right to Terminate. If (a) (i) more than ten percent (10%) of the floor area of a Building is taken by Condemnation or (ii) such taking results in a loss of more than ten percent (10%) of the parking for a Building that is not accommodated by replacement parking that is reasonably proximate to the Building it serves, or (iii) access to a Building is substantially and negatively impaired, and reasonable alterations or additions to the Building cannot be constructed to restore such access to the Building, and (b) as a result of such taking by Condemnation the balance of the Building, if any, remaining after such Condemnation is not reasonably suitable for the permitted use under this Lease in Tenant’s reasonable judgment, Tenant may terminate this Lease as to the Building so impacted effective as of the Condemnation Date, or such later date that Tenant fully vacates the Building, in which the Fixed Rent shall be adjusted to reflect the rentable square footage of the Building as to which the Lease is terminated. If Landlord disputes Tenant’s determination as to whether the balance of any Building remaining after a Condemnation is reasonably suitable for the permitted use under this Lease, the parties shall resolve this issue pursuant to Paragraph 17.9. Notwithstanding anything contained herein to the contrary, in the event of any Condemnation in connection with the proposed I-10 Corridor expansion so long as such Condemnation does not exceed the “worst case” right of way scenario outlined in the January 14, 2009 letter from the Arizona Department of Transportation to Brent Fuller at Apollo Group, Inc., Tenant will have no right to terminate this Lease.
     13.3. Rent Reduction. If Tenant is not entitled to terminate this Lease under Paragraph 13.2 with respect to any Building that is impacted by a Condemnation or if Tenant does not exercise its right to terminate this Lease under Paragraph 13.2 with respect to any Building that is impacted by a Condemnation, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Fixed Rent shall be reduced (as of the Condemnation Date) (i) based on the rentable square footage of the portion of any Building so taken or (ii) if the parking remaining following any taking results in an overall parking ratio for all Buildings of less than 6.4 parking spaces per 1,000 rentable square feet, based on the value of the parking so taken; provided, however, that Landlord, at its option, may elect to assign to Tenant its rights to all condemnation proceeds on account of such taking (net of any actual out-of-pocket costs incurred by Landlord in connection with such condemnation), in which case there shall be no reduction in Fixed Rent. If the parties are unable to agree as to the reduction in Fixed Rent under clause (ii) of this Paragraph 13.3, the parties shall resolve this issue pursuant to Paragraph 17.9.
     13.4. Restoration of Premises. If this Lease is not terminated as to the entire Premises by reason of any Condemnation, Tenant shall repair any damage to the Premises caused by such Condemnation, and all condemnation proceeds (net of any actual out-of-pocket costs incurred by Landlord in connection with such condemnation) will be made available to the Tenant for application to the cost of repair, which proceeds shall be deposited in an escrow with a third party for distribution in the same manner as a construction loan. If the condemnation proceeds (net of any actual out-of-pocket costs incurred by Landlord in connection with such condemnation) are not sufficient to pay all of the repair costs, then, subject to the last sentence of this Paragraph 13.4, Tenant shall pay the excess costs. All proceeds (net of any actual out-of-pocket costs incurred by Landlord in connection with such condemnation), shall first be used for items of repair having a useful life that extends beyond the Term (including the term of any options which Tenant may have the right to exercise), and, if such proceeds are insufficient to fully pay for such items of repair, the balance of the remaining cost of such items of repair (the “Remaining Balance”) shall be divided between Tenant and Landlord as follows: Tenant shall be obligated to pay the portion of the Remaining Balance which bears the same ratio to the Remaining Balance as the remaining term of this Lease (as determined on the Condemnation Date and including the term of any options which the Tenant may have the right to exercise) bears to the reasonably anticipated useful life of such item of repair and the remainder of the Remaining Balance shall be paid by Landlord.
     13.5. Award. Subject to Paragraph 13.3 and Paragraph 13.4, all compensation awarded for any Condemnation, whether for the whole or part of the Premises or otherwise, shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or to the fee of the Premises or the Building, but Tenant shall be entitled to pursue a separate award for its moving expenses and for any trade fixtures, furniture or equipment which Tenant is entitled to remove and which are subject to the taking as long as such separate award would not adversely affect or interfere with the prosecution of Landlord’s claim for such Condemnation or otherwise reduce the amount recoverable by Landlord for such Condemnation.
     13.6. Temporary Condemnation. If the temporary use of the whole or any part of the Premises shall be taken by Condemnation, the Term shall not be reduced or affected in any way, and Tenant in such event shall continue to pay in full the Fixed Rent and other charges herein reserved, without reduction or abatement, and, except to the extent that Tenant is prevented from so doing by reason of any order of the condemning authority, and shall continue to perform and observe all of the other covenants, conditions and agreements of this Lease to be performed or observed by Tenant as though such taking had not occurred. In the event of any such temporary Condemnation, Tenant shall be entitled to receive for itself any and all awards or payments made for such use of that portion of the Premises so taken, unless the period of such temporary Condemnation shall extend beyond the date of expiration of this Lease, in which case the award made for such Taking shall be apportioned between Landlord and Tenant as of the date of such expiration.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
     14.1. Assignment. Except as provided in this Article 14, Tenant’s interest under this Lease may not be assigned without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If a dispute arises as to whether Landlord has unreasonably withheld, conditioned or delayed its consent under this Paragraph 14.1, the parties shall resolve such dispute pursuant to Paragraph 17.9. Except as otherwise provided in the last sentence of Paragraph 14.4, no assignment shall alter the primary liability of Tenant to pay the Rent or release Tenant of Tenant’s obligation to perform all other obligations to be performed by Tenant hereunder unless expressly provided in Landlord’s written consent. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof.
     14.2. Sublease.
     14.2.1. Tenant may sublease all or any portion of the Premises without the approval of Landlord unless such approval is required under Paragraph 14.2.3 below. Tenant shall provide Landlord with (i) written notice of any sublease or other occupancy agreement entered into by Tenant on or in the Premises (each, a “Sublease”), together with a copy of the executed Sublease, and (ii) evidence of the subtenant’s insurance, which shall include Landlord being named as an additional insured or loss payee, as applicable, on such insurance, within thirty (30) days following execution of a Sublease. No subletting shall alter the primary liability of Tenant to pay the Rent or release Tenant of Tenant’s obligation to perform all other obligations to be performed by Tenant hereunder unless expressly provided in Landlord’s written consent. Tenant shall fulfill, perform and observe in all respects, at its own cost and expense, each and every obligation, condition and covenant of the sublandlord in each Sublease.
     14.2.2. With regard to any Sublease other than that certain Lease (No. 84051-001) dated January 1, 2004, by and between Riverpoint Lots 1/3/5 LLC, as landlord, and the City of Phoenix, as tenant (the “Lift Station Lease”), so long as this Lease is in place, if the per square foot rate paid under such Sublease exceeds the per square foot rate of Fixed Rent, the excess sublease rents (after deducting any costs or expenses incurred by Tenant in connection with such Sublease) shall be divided evenly between Tenant and Landlord, provided that, if a default exists and is continuing, Landlord shall have the right to receive amounts payable to Tenant under any Sublease (including the Lift Station Lease) and apply them toward any amounts due Landlord under this Lease (with any excess amounts received by Landlord under any Sublease being remitted by Landlord to Tenant). Except in the event of a default under this Lease, Tenant will be entitled to receive all rents payable under the Lift Station Lease, and unless this Lease expires or is terminated prior the expiration of the Lift Station Lease, Tenant will be responsible for satisfying all obligations of Landlord under the Lift Station Lease. Tenant covenants and agrees to indemnify, defend and hold the Landlord Indemnified Parties harmless for, from and against any actions, suits, proceedings or claims, and all costs and expenses (including without limitation reasonable attorneys’ fees) incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lift Station Lease or out of any other facts or circumstances connected with the Lift Station Lease occurring or alleged to have occurred during the Term of this Lease. Landlord covenants and agrees to indemnify, defend and hold the Tenant Indemnified Parties harmless for, from and against any actions, suits, proceedings or claims, and all costs and expenses (including without limitation reasonable attorneys’ fees) incurred in connection therewith, based upon or arising out of any breach or alleged breach of the Lift Station Lease or out of any other facts or circumstances connected with the Lift Station Lease occurring or alleged to have occurred following the Term of this Lease.
     14.2.3. If Tenant subleases any part of the Premises or otherwise enters into any occupancy agreements during the Term, nothing in this Lease shall obligate Landlord to recognize the rights of, or to agree not to disturb, any subtenants or other parties in occupancy of the Premises unless Tenant requests that Landlord execute a non-disturbance and attornment agreement for such Sublease, in which case Landlord shall have the right to approve the Sublease and the form of the non-disturbance and attornment agreement, such approval not to be unreasonably withheld, conditioned or delayed. If a dispute arises as to whether Landlord has unreasonably withheld, conditioned or delayed its consent under this Paragraph 14.2.3, the parties shall resolve such dispute pursuant to Paragraph 17.9.
     14.3. Information. In connection with any proposed assignment or change of Control requiring Landlord’s consent, Tenant shall submit to Landlord in writing the name of the proposed assignee and such information as to the financial responsibility and standing of said assignee or new controlling party as Landlord may reasonably require.
     14.4. Permitted Assignment. Notwithstanding any provision in this Lease to the contrary, Tenant shall have the right to assign this Lease without Landlord’s consent to an Affiliate or to a corporation or other business entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all of the assets of Tenant’s businesses as a going concern, provided that the assignee assumes in full the obligations of the Tenant under this Lease. Tenant shall provide Landlord with (i) written notice thereof, together with a copy of the executed assignment and assumption, and (ii) evidence of the assignee’s insurance, which shall include Landlord being named as an additional insured or loss payee, as applicable, on such insurance. If Tenant proposes to assign to an assignee (including an Affiliate of the assignee) whose tangible net worth (combined with any proposed guarantor) at the time of assignment is not less than $800,000,000 or has a rating of BBB by Standard & Poor’s or an equivalent credit rating by a comparable credit rating agency, and if Landlord consents to such assignment, Tenant shall be released from all liability occurring from and after the effective date of the assignment.
     14.5. Release of Landlord. Upon written notice from Landlord that it has conveyed its interest in the Premises and assigned its interest in the Lease and a copy of the written assignment containing an assumption by the assignee of all obligations and liabilities of Landlord hereunder, Landlord shall thereafter be released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease arising from and after the effective date of said release. Nothing herein shall release Landlord from any liability, obligation, cost or expense arising prior to the effective date of the release provided for herein.
ARTICLE 15
DEFAULTS; REMEDIES
     15.1. Tenant’s Defaults. The occurrence of any one or more of the following events shall constitute a default or breach of this Lease by Tenant:
     15.1.1. Failure to Make Payments When Due. The failure by Tenant to make any Rent or other payment required to be made by Tenant hereunder, whether to Landlord or a third party, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant;
     15.1.2. Insolvency, Bankruptcy. The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant of a petition for order of relief in bankruptcy for the purpose of bankruptcy, liquidation or reorganization under any law relating to bankruptcy whether now existing or hereafter enacted (including, without limitation, any petition filed by or against Tenant under any one or more of the following Chapters of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101-1330 (“Bankruptcy Code”) as amended: Chapter 7, Chapter 11 or Chapter 13) except that, in the case of a filing against Tenant of such a petition, such filing shall not be a default if the petition is dismissed or discharged on or before sixty (60) days after the filing thereof; the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days;
     15.1.3. Insurance. The failure by Tenant to maintain the insurance required pursuant to Article 9 of this Lease where such failure shall not be cured within ten (10) days after written notice thereof from Landlord to Tenant;
     15.1.4. Assignment or Sublease. The assignment of this Lease or sublease of the Premises by Tenant in violation of the provisions of Article 14 of this Lease where such default shall not be cured within fifteen (15) days after written notice thereof from Landlord to Tenant;
     15.1.5. Failure to Perform Other Obligations. The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than those described in Paragraphs 15.1.1 through 15.1.4 above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that it is capable of being cured but more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion, but provided further that such default must be cured within ninety (90) days in any event; or
     15.2. Landlord’s Remedies.
     15.2.1. Pursuit of Remedies. In the event of any default or breach by Tenant of any of its obligations under this Lease, Landlord may, at Landlord’s option and without limiting Landlord in the exercise of any other rights or remedies which it may have by reason of such default and breach, exercise all of its rights and remedies hereunder, including, without limitation:
     15.2.1.1. Declaration of End of Term; Reentry and Repossession. The right to declare the Lease terminated and to reenter the Premises and take possession thereof and remove all persons therefrom, in which event Tenant shall have no further claim in or to the Premises or under this Lease; or
     15.2.1.2. Reentry and Repossession; Reletting. The right without declaring this Lease terminated to reenter the Premises, take possession thereof, remove all persons therefrom and occupy or lease the whole or any part thereof for and on account of Tenant and upon such terms and conditions that Landlord may determine in its sole but reasonable discretion, and to collect such rent or any other rent that may hereafter become payable and apply the same as provided in Paragraph 15.2.2 below; or
     15.2.1.3. Termination After Reletting. The right, even though Landlord may have relet the Premises or brought an action to collect Rent and other charges without terminating this Lease, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises; or
     15.2.1.4. Action for Rent. The right, without terminating this Lease, to bring an action or actions to collect Rent and other charges hereunder which are from time to time past due and unpaid or to enforce any other provisions of this Lease imposing obligations on Tenant, it being understood that the bringing of any such action or actions shall not terminate this Lease unless written notice of termination is given.
     15.2.1.5. Damages and Equitable Relief. The right to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord.
     15.2.1.6. Personal Property. The right to seize all of Tenant’s personal property located at the Premises in which Landlord shall have a landlord’s lien, and to dispose thereof in accordance with the laws prevailing at the time and place of such seizure or to remove all or any portion of such personal property and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action.
     15.2.1.7. Self-Help. To immediately or at any time thereafter, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all costs and expenses actually incurred by Landlord in connection therewith (including payment of costs including reasonable attorneys’ fees and charges in connection with any legal action which may have been considered or commenced). Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Rent hereunder and shall be due from Tenant to Landlord five (5) days following written notice to Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall have no obligation to notify Tenant in advance of making any payment to (i) cure any delinquent taxes or assessments if such amount will result in the imposition of a lien against the Premises pursuant to Applicable Law or (ii) maintain in effect with respect to the Premises any insurance that Tenant is required to provide pursuant to Article 9. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein.
     15.2.1.8. Costs and Expenses. The right to recover from Tenant all costs and expenses, including attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced.
     15.2.2. Application of Proceeds of Reletting. If Landlord relets the Premises under the provisions of Paragraph 15.2.1.2 above, the proceeds of any such reletting shall first be applied to the payment of the costs and expenses of reletting the Premises, including without limitation, reasonable brokerage commissions and alterations and repairs which are reasonably necessary for such reletting and to the payment of reasonable attorneys’ fees incurred by Landlord in connection with the Tenant’s default, the retaking of the Premises and such reletting and, second, to the payment of any indebtedness, other than Rent, due hereunder. When such costs and expenses of reletting have been paid, and if there is no such indebtedness or such indebtedness has been paid, Tenant shall be entitled to a credit against the accruing Fixed Rent for the net amount of rental received from such reletting each month during the unexpired balance of the Term, and, if necessary, Tenant shall pay Landlord monthly on the first day of each month as specified herein such sums as may be required to make up the Rent provided for in this Lease.
     15.2.3. Damages. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any Rent or until the date fixed for expiration of the Term, the following amounts as damages:
     15.2.3.1. Lost Rent Prior to Reletting. The loss of rental from the date of default until a new tenant is, or with the exercise of reasonable efforts could have been, secured and paying rent, calculated as follows:
     (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
     (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination and until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
     (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided.
     As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the rate of 10% per annum. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve at the time of award. Notwithstanding the foregoing recovery rights, in no event shall Landlord’s claim for damages in the event of termination exceed the amount expressly permitted by Arizona law.
     15.2.3.2. Costs of Reletting. The reasonable costs of reentry and reletting including without limitation the reasonable cost of any cleanup, refurbishing, removal of Tenant’s property and fixtures, or any other expense occasioned by Tenant’s default including but not limited to, reasonable remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.
     15.2.4. Remedies Cumulative. All rights, options, elections, powers and remedies of Landlord under the provisions of this Lease are cumulative of each other and of every other right, option, election, power or remedy which Landlord may otherwise have at law or in equity and all or any of which Landlord is hereby authorized to exercise. The exercise of one or more rights, options, elections, powers or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies Landlord may have upon a breach and default under this Lease and shall not be deemed to be a waiver of Landlord’s rights or remedies thereupon or to be a release of Tenant from Tenant’s obligations thereon unless such waiver or release is expressed in writing and signed by Landlord.
     15.3. Landlord’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Landlord:

     15.3.1. Failure to Make Payments When Due. The failure by Landlord to make any payment required to be made by Landlord hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant to Landlord; or
     15.3.2. Failure to Perform Other Obligations. The failure by Landlord to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Landlord, other than those described in Paragraph 15.3.1 above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the nature of Landlord’s default is such that it is capable of being cured but more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
     15.4. Tenant’s Remedies.
     15.4.1. Pursuit of Remedies. In the event of any default and breach by Landlord of any of its obligations under this Lease, Tenant may at Tenant’s option and without limiting Tenant in the exercise of any other rights or remedies which it may have by reason of such default and breach, exercise all of its rights and remedies hereunder, including, without limitation:
     15.4.1.1. Action for Payments Due. The right, without terminating this Lease, to bring an action or actions to collect payments hereunder, including any costs to Tenant as a result of such default, which are from time to time past due and unpaid or to enforce any other provisions of this Lease imposing obligations on Landlord, it being understood that the bringing of any such action or actions shall not terminate this Lease; or
     15.4.1.2. Self-Help. In the event of a material default impacting Tenant’s use of the Premises, the right to make such payments and cure such defaults on behalf of Landlord and, in connection therewith, do all work and make all payments deemed necessary or appropriate by Tenant (including payment of costs including reasonable attorneys’ fees and charges in connection with any legal action which may have been considered or commenced), and all sums so expended by Tenant together with interest at the Default Rate from the date of Tenant’s original default notice shall be immediately due and payable by Landlord.
     15.4.1.3. Damages; Equitable Relief. The right to recover damages or sue for specific performance or injunctive relief.
Notwithstanding anything contained herein to the contrary, Tenant shall not have any right of offset if it makes a payment on behalf of Landlord or is otherwise owed any amount on behalf of Landlord.

     15.4.2. Remedies Cumulative. All rights, options, elections, powers and remedies of Tenant under the provisions of this Lease are cumulative of each other and of every other right, option, election, power or remedy which Tenant may otherwise have at law or in equity (except as expressly limited in this Lease) and all or any of which Tenant is hereby authorized to exercise. The exercise of one or more rights, options, elections, powers or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies Tenant may have upon a breach and default under this Lease and shall not be deemed to be a waiver of Tenant’s rights or remedies thereupon or to be a release of Landlord from Landlord’s obligations thereon unless such waiver or release is expressed in writing and signed by Tenant.
     15.5. Default Interest; Late Charge.
     15.5.1. Default Interest. The parties hereby acknowledge that late payment of sums due hereunder will cause the other party to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of Rent or any other sum payable by either party shall not be paid when due such sum shall bear interest from the date due until paid at a per annum rate equal to the prime rate of JPMorgan Chase Bank, N.A. (or if JPMorgan Chase Bank, N.A. no longer announces a prime rate, another similar financial institution designated by Landlord) then in effect plus three percent (3%) (the “Default Rate”), but in no event less than 12% per annum.
     15.5.2. Late Charge. If any Fixed Rent or any other amount due hereunder is not received by Landlord or Landlord’s designee when due, Tenant shall pay to Landlord a late charge equal to three percent (3%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs the party to receive payment will incur by reason of the late payment.
     15.5.3. Notice. Notwithstanding anything to the contrary in this Lease, before assessing any late charge or interest at the Default Rate, Landlord shall give Tenant notice of non-payment and five (5) business days from receipt of such notice to cure any such non-payment, provided Landlord shall have no obligation to provide Tenant such notice of non-payment more than twice in any calendar year.
     15.6. Lender’s Right to Cure. If Tenant has been notified in writing (by way of Assignment of Rents and Leases or otherwise) of the address of the holder of any mortgagee or trust deed holder, Tenant agrees to give such holder a copy of any notice of default served upon Landlord.
ARTICLE 16
HAZARDOUS MATERIALS
     16.1. Definitions.
     16.1.1. Hazardous Materials. As used in this Lease, the term “Hazardous Material[s]” means any oil, flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials including, without limitation, any substances that pose a hazard to the Premises or to persons on or about the Premises and any substances defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “extremely hazardous waste,” “restricted hazardous waste” or words of similar import, now or subsequently regulated in any way under applicable federal, state or local laws or regulations, including without limitation, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid, levels of polychlorinated biphenyls, or radon gas, and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.
     16.1.2. Environmental Laws. As used herein, the term “Environmental Law[s]” means any one or all of the following: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); the Resource Conservation and Recovery Act as amended (42 U.S.C. §§ 6901 et seq.); the Safe Drinking Water Act as amended (42 U.S.C. §§ 300f et seq.); the Clean Water Act as amended (33 U.S.C. §§ 1251 et seq.); the Clean Air Act as amended (42 U.S.C. §§ 7401 et seq.); the Toxic Substances Control Act as amended (15 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act as amended (42 U.S.C. §§ 3251 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.); the regulations promulgated under any of the foregoing; and all other laws, regulations, ordinances, standards, policies, and guidelines now in effect or hereinafter enacted by any governmental entity (whether local, state or federal) having jurisdiction or regulatory authority over the Premises or over activities conducted therein and which deal with the regulation or protection of human health, industrial hygiene or the environment, including the soil, subsurface soil, ambient air, groundwater, surface water, and land use.
     16.1.3. Environmental Activities. As used herein, the term “Environmental Activity[ies]” means any generation, manufacture, production, storage, treatment, release, discharge, escaping, emitting, disposal or transportation of Hazardous Materials.
     16.2. Prohibition on Hazardous Materials. Except as specifically provided in Paragraph 16.3 below, Tenant shall not cause or permit any Environmental Activities in, on or about the Premises by Tenant or Tenant’s Involved Parties without the prior written consent of Landlord. Landlord shall be entitled to take into account such factors or facts as Landlord may reasonably determine to be relevant in determining whether to consent to Tenant’s proposed Environmental Activity and Landlord may attach conditions to any such consent if such conditions are reasonably necessary to protect Landlord’s interests in avoiding potential liability upon Landlord or damage to Landlord’s property arising from any Environmental Activity by Tenant or Tenant’s Involved Parties. In no event shall Landlord be requested or required to consent to the installation or use of any storage tanks on the Premises.
     16.3. Exception to Prohibition. Notwithstanding the prohibition set forth in Paragraph 16.2 above, but subject to Tenant’s covenant to comply with all Environmental Laws and with the other provisions of this Article 16, Tenant may bring upon, keep and use in the Buildings general office supplies and other products or materials typically used in an office or warehouse in the ordinary course of business, such as copier toner, liquid paper, glue, ink and janitorial supplies, so long as such supplies are used in the manner for which they were designed and in such amounts as may be normal for the business operations conducted by Tenant in the Premises.
     16.4. Compliance with Environmental Laws. Tenant shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of, any Environmental Laws. All of Tenant’s activities at the Premises shall be in accordance with all Environmental Laws.
ARTICLE 17
MISCELLANEOUS
     17.1. Subordination; Attornment; Nondisturbance.
     17.1.1. Generally. Subject to Paragraph 17.1.4 below, this Lease, at Landlord’s option, shall be subordinate to any mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Premises or any part or parts thereof, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any present or future mortgagee or trustee shall at any time elect to have this Lease prior to the lien of its mortgage or deed of trust and written notice of such election shall be given to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or the date of recording thereof.
     17.1.2. Execution of Subordination Agreements. Tenant agrees to execute any documents reasonably required to effectuate such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be; provided that such documents contain the non-disturbance language described in Paragraph 17.1.4below.
     17.1.3. Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by the Landlord, its successors or assigns, encumbering the Premises, or any part thereof, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and shall recognize such purchaser as the Landlord under this Lease.
     17.1.4. Non-Disturbance. At the execution of this Lease, Landlord represents that there is no holder of a lien of any kind on the Premises that is superior to this Lease (including, without limitation, any landlord under a ground lease) other than any lien identified in a separate subordination, non-disturbance and attornment agreement signed by Lessee. If Tenant is hereafter required to subordinate its interests under this Lease to the lien of any mortgage or deed of trust or to any lienholder in the future, Tenant’s obligation to subordinate its interests is conditioned upon any such lienholder or prospective lienholder providing Tenant with a commercially reasonable non-disturbance agreement in a form reasonably satisfactory to Tenant, which, in substance, agrees that so long as Tenant is not in default under the terms of this Lease, its tenancy for the use and purposes herein described and all rights granted to Tenant hereunder will not be disturbed and will remain in full force and effect throughout the term of this Lease and any extensions thereof.
     17.2. Landlord’s Access. Upon reasonable advance notice (except in the event of an emergency), Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, showing the same to prospective purchasers or lenders, and exercising its rights under this Lease. In entering the Premises in situations other than an emergency, Landlord shall use all reasonable efforts to minimize any interference with or disruption of the operations of Tenant or its Affiliates. Notwithstanding anything in this Lease to the contrary, if Landlord’s entry onto the Premises or other exercise of its rights under this Lease interferes with Tenant and such interference causes a material adverse impact on Tenant’s operations at, use or enjoyment of the Premises and such impact continues beyond forty-eight (48) hours, Tenant shall be entitled to an equitable abatement of Rent for such period of time as the interference continues, unless such entry is during an emergency.
     17.3. Estoppel Certificates. Each party (the “Certifying Party”) shall at any time upon not less than ten (10) days prior written notice from the other party (for purposes of this Paragraph, the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Fixed Rent and other charges are paid in advance, if any, and acknowledging that there are not, to the Certifying Party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any person to whom it shall be delivered by the Requesting Party, including any prospective purchaser or encumbrancer of the Premises, or any part thereof. The Certifying Party’s failure to deliver such statement within such time shall be conclusive upon the Certifying Party that this Lease is in full force and effect, without modification except as may be represented by the Requesting Party, that there are no uncured defaults in the Requesting Party’s performance; and that not more than one month’s Fixed Rent has been paid in advance. If more than one estoppel certificate is requested in any calendar year, the Requesting Party shall reimburse the Certifying Party upon demand therefor for all reasonable out-of-pocket costs and expenses incurred by the Certifying Party in connection with its review of any statement provided pursuant this Paragraph, including, without limitation, reasonable attorneys’ fees.
     17.4. Holding Over. Any holdover by Tenant beyond the scheduled termination of this Lease with the consent of Landlord, shall create a month-to-month tenancy at one hundred twenty five percent (125%) of the then current Rent. Nothing contained in this Paragraph shall be construed to grant Tenant the right to holdover without the express written consent of Landlord.
     17.5. Brokers. Landlord and Tenant each represent warrant to the other that neither has dealt with any real estate broker or agent in connection with this Lease or its negotiation other than William J. Swirtz, whose fees and commissions, if any, shall be paid by Tenant.

Landlord and Tenant each agree to indemnify, defend and hold the other harmless for, from and against any cost, expense or liability (including attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent as a result of the action of the indemnifying party. This indemnity shall survive the expiration or prior termination of this Lease.
     17.6. Notices. Any notice required or permitted to be given hereunder must be in writing and given (i) by personal delivery, (ii) delivery by United States Postal Service certified mail, with postage prepaid and return receipt required, or (iii) delivery by a reputable overnight courier to the address set forth in Article 1. Notices shall be deemed to have been given when received or two (2) business days after mailing, whichever is earlier. Either party may change the address to which notices shall be sent by written notice given in accordance herewith.
     17.7. Waivers. No waiver by either party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other of the same or any other provision. Either party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of that party’s consent to or approval of any subsequent act by the other. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.
     17.8. Reasonable Conduct and Consent. Whether or not specifically stated in a provision of this Lease, Landlord and Tenant shall, at all times, perform their duties and obligations under this Lease in a reasonable and prudent fashion consistent with the efficient operation of Landlord and Tenant’s businesses and in accordance with accepted industry practices with respect to office building management and operation. It is the parties’ intent that all Lease provisions shall be reasonably and equitably enforced in a prudent manner consistent with the customs and practices observed by landlords and tenants in other first-class office buildings in the metropolitan Phoenix, Arizona area. Unless specifically stated otherwise herein, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld, delayed or conditioned, and any dispute as to whether a party has been reasonable in withholding its consent or approval shall be resolved in accordance with Paragraph 17.9. If either party withholds any consent or approval, such party shall, on written request, deliver to the other party a written statement giving the reasons therefor. It is understood and agreed that to the extent Landlord is required to obtain the consent, approval, agreement or waiver of Landlord’s lender with respect to a matter for which Landlord’s approval has been requested under this Lease, Landlord shall in no event be deemed to have unreasonably withheld Landlord’s consent, approval, agreement or waiver thereof if such lender shall not have given its approval if required.
     17.9. Dispute Resolution. As to any dispute which is subject to resolution pursuant to this Paragraph 17.9, such matter will be resolved by arbitration held in Phoenix, Arizona under the Commercial Arbitration Rules of the Phoenix, Arizona office of the American Arbitration Association (“AAA”) by a single independent arbitrator who has experience and qualifications appropriate to resolve the matter in dispute. If the parties are unable to mutually agree on an arbitrator within ten (10) days following written notice by either party of a dispute which is subject to arbitration, the arbitrator shall be selected by AAA. The decision of the arbitrator will be final and binding on both parties, subject to appeal in a U.S. District Court or state court having jurisdiction only on the grounds specified in the Federal Arbitration Act, 9 U.S.C. §1 et seq. The prevailing party in the arbitration (as determined by the arbitrator) shall be entitled to reasonable attorneys’ fees and expenses incurred in the resolution of said dispute. Any disputes not expressly made subject to this Paragraph 17.9 shall not be resolved by arbitration unless expressly agreed to by both parties.
     17.10. Document Review. If either party (for purposes of this Paragraph, the “Requesting Party”) makes any request upon the other party (the “Reviewing Party”) requiring such party or the attorneys of Landlord to review and/or prepare (or cause to be reviewed and/or prepared) any documents, plans, specifications or other submissions in connection with or arising out of this Lease (other than estoppel certificates, which are addressed in Paragraph 17.3 and non-disturbance agreements in the event of any financing by Landlord), then the Requesting Party shall reimburse the Reviewing Party upon demand therefor for all reasonable out-of-pocket costs and expenses incurred by the Reviewing Party in connection with such review and/or preparation, including, without limitation, reasonable attorneys’ fees.
     17.11. Attorneys’ Fees. If either party brings an action, suit, arbitration, or proceeding to enforce the terms hereof or declare rights under this Lease, the prevailing party in the final adjudication of any such action, on trial or appeal, shall be entitled to its costs and expenses of suit, including, without limitation, its actual attorneys’ fees, to be paid by the losing party as fixed by the court. For purposes of this Paragraph 17.10, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.
     17.12. Authority. Any individual executing this Lease on behalf of either party is authorized to do so by requisite action of the appropriate board, partnership, or other entity, as the case may be. Upon written request from one party, the other will deliver a copy of the resolution or other document evidencing such authority.
     17.13. Construction. Paragraph captions are solely for the convenience of the parties and shall not be deemed to or be used to define, construe, or limit the terms hereof. As used in this Lease, the masculine, feminine and neuter genders shall be deemed to include the others, and the singular number shall be deemed to include the plural, whenever the context so requires. The invalidity of any provisions of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof. This Lease shall be governed by the laws of the state of Arizona, without regard to principles of conflicts of laws. The terms of this agreement have been negotiated and shall not be construed for or against any party.

     17.14. Binding Effect. Subject to any provisions hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties and their personal representatives, successors and assigns.
     17.15. W-9. Promptly upon execution of this Lease and prior to the payment of any installment of Rent, Landlord shall deliver an executed W-9 taxpayer identification number and certification form to Tenant.
     17.16. Severability. The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions unenforceable, invalid or illegal, but such provision shall be modified to the minimum extent necessary to make such provision enforceable.
     17.17. Time of Essence. Time is of the essence of this Lease and each and all of its provisions.
     17.18. Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Lease.
     17.19. Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, which writing shall be signed by the parties in interest at the time of the modification.
     17.20. Force Majeure. Landlord shall have no liability whatsoever to Tenant for delays on account of the inability of Landlord to fulfill, or delay in fulfilling, any of Landlord’s obligations under this Lease by reason of strike, other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom or any other cause, similar to the above, beyond Landlord’s reasonable control (a “Force Majeure Event”). If this Lease specifies a time period for performance of an obligation of Landlord, that time period shall be extended by the period of any delay in Landlord’s performance caused by a Force Majeure Event. If Landlord intends to assert a delay as a result of any Force Majeure Event, Landlord shall notify Tenant of such Force Majeure Event in writing within ten (10) days of such event.
     17.21. CC&Rs. During the Term of this Lease, Landlord hereby acknowledges and agrees that Tenant shall have the exclusive right to exercise any and all of Landlord’s rights and privileges as an “Owner” or “Declarant” under the CC&Rs”, including, but not limited to, Landlord’s rights as an “Owner” related to the establishment of an organization, association or other entity for the purpose of acting as “Approving Agent” and/or “Operator”. The capitalized terms in the preceding sentence shall have the meanings set forth in the CC&Rs. Notwithstanding the foregoing, (i) Tenant shall not execute any documents or instruments pursuant to the CC&Rs modifying, terminating or waiving any provision of the CC&Rs without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) upon Landlord’s request, Tenant shall promptly provide Landlord with copies of any written consents or approvals granted by Tenant under the CC&Rs or other written correspondence issued or received by Tenant in its capacity as “Approving Agent” and/or “Operator” under the CC&Rs.
ARTICLE 18
EXCULPATION OF LANDLORD
     Except for claims which may be covered by insurance or condemnation proceeds payable to Landlord, if Tenant or an officer, director, agent or employee of Tenant (each a “Tenant Party”) shall recover a money judgment against Landlord, the Tenant Party agrees that such money judgment shall be satisfied solely by Landlord’s interest in the Premises, as the same may then be encumbered, and Landlord, its affiliates, partners, officers, directors, shareholders, and employees shall not be liable otherwise for any other claim arising out of or related to this Lease; provided that Landlord maintains at least a $10,000,000 equity interest in the Premises. Notwithstanding anything contained in this Article 18 to the contrary, the foregoing provision shall not limit Tenant’s ability to seek injunctive relief or specific performance of this Lease or Tenant’s right to recover any insurance or condemnation proceeds. Neither Landlord nor any partner, director, shareholder, officer, member, manager, agent, representative or employee (each a “Landlord Party”) of Landlord shall be liable (i) for any such damage caused by other tenants or persons in or about the Premises, or caused by quasi-public work unless such damages are caused by the gross negligence or willful misconduct of Landlord or any Landlord Party; or (ii) for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.
ARTICLE 19
DAMAGE TO TENANT’S PROPERTY
     Neither Landlord nor any Landlord Party shall be liable for (i) loss or damage to any property by theft or otherwise, (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Structures or from the pipes, appliances or plumbing work therein or from the roof, street or subsurface or from any other place or resulting from dampness, or any other cause whatsoever, unless caused by the gross negligence or willful misconduct of Landlord or any Landlord Party. Neither Landlord nor any Landlord Party shall be liable for (a) interference with light or other incorporeal hereditaments, or (b) any latent defect in the Premises. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises, or defects therein or in the fixtures or equipment.
ARTICLE 20
LIMITATION ON LIABILITY
     20.1. Limitations. In consideration of the benefits accruing hereunder, Tenant agrees that, in the event of any actual or alleged failure, breach or default of this Lease by Landlord, no writ of execution will ever be levied against the assets of any Landlord Party.
     20.2. No Required Obligation. The obligations of Landlord under this Lease do not constitute personal obligations of any Landlord Party, and Tenant shall not seek recourse against any such Landlord Party or any of their personal assets for satisfaction of any liability in respect to this Lease. The covenants and agreements set forth in this Article are enforceable both by Landlord and also by any Landlord Party.
ARTICLE 21
FINANCIAL STATEMENTS
     21.1. Financial Statements. If Tenant is not required to file quarterly and annual reports with the Securities and Exchange Commission, then Tenant shall submit to Landlord, either in print or in electronic form, the following financial statements, all of which must be prepared in accordance with GAAP: (i) for each of the first three fiscal quarters of a fiscal year of Tenant during the Term, unaudited quarterly financial statements for Tenant, within seventy-five (75) days after the end of the applicable fiscal quarter of Tenant; and (ii) annual financial statements for Tenant audited by an independent certified public accountant, within one hundred twenty (120) days after the end of the applicable fiscal year of Tenant.
ARTICLE 22
LEASE CHARACTERIZATION
     22.1. Intent of the Parties. Landlord and Tenant intend that:
     (i) this Lease is a “true lease” and not a financing lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and
     (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.
     22.2. Waiver. Each party waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waives any claim or defense which asserts that this Lease is anything other than a true lease. Each party covenants and agrees that it will not assert that this Lease is anything but a true lease. Nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like.
     22.3. Material Inducement. The expressions of intent and the waivers, set forth in this Article 22 are a material inducement to Landlord and Tenant entering into this Lease.
ARTICLE 23
RIGHT OF FIRST OFFER
     23.1. Grant of Right of First Offer. Provided that no event of default exists or has occurred and is continuing, if Landlord shall desire to sell or convey all or any portion of the Premises (the “Offered Property”) to a third party that is not an Affiliate of Landlord, then

Landlord shall first give Tenant the right to purchase the Offered Property for a price and on terms and conditions determined by Landlord and set forth in a notice given to Tenant (the “Offer”). Tenant shall have thirty (30) days from receipt of the Offer within which to elect to purchase the Offered Property on the precise terms and conditions of the Offer (except that if the Offer shall be in whole or in part for consideration other than cash, Tenant shall have the right to pay in cash the fair market value of such noncash consideration). If Tenant elects to so purchase the Offered Property, Tenant shall give to Landlord written notice thereof (“Acceptance Notice”) and the closing shall be held within thirty (30) days after the date of the Acceptance Notice or such longer period of time as is set forth in the Offer, whereupon Landlord shall convey the Offered Property to Tenant. At the closing, Landlord shall deliver to Tenant a special warranty deed (or local equivalent) sufficient to convey to Tenant fee simple title to the Offered Property free and clear of all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities, except for any such matters in effect upon the transfer of the Offered Property by Tenant to Landlord, such matters created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement of this Lease to be observed or performed by Tenant, and the lien of any taxes or assessments then affecting the Premises; provided, however that if the Offer contemplates that the Offered Property is to be conveyed subject to any existing financing then the Offered Property shall be conveyed subject to the mortgage or deed of trust securing such financing unless Tenant elects to pay off such financing in accordance with the terms of the applicable loan documents. At the closing, this Lease shall terminate as to the Offered Property and if the Offered Property is less than the entire Premises then the Fixed Rent shall be adjusted to reflect any reduction in the rentable square footage of the Premises. If Tenant does not timely elect to purchase the Offered Property, Landlord shall be free to sell the Premises to any other Person within twelve (12) months of Tenant’s rejection or deemed rejection without being required to comply again with the foregoing provisions of this Section, provided that, if Landlord intends to sell the Offered Property (i) after such twelve (12) month period, or (ii) within such twelve (12) month period at a price less than ninety-five percent (95%) of the price described in the Offer, Landlord shall give Tenant written notice, setting forth the applicable purchase price and terms and conditions, and Tenant shall have fifteen (15) days to elect in writing to purchase the Offered Property at such purchase price and on such terms and conditions. The right of first offer granted by this Section shall not survive the expiration or earlier termination of this Lease.
     23.2. Excluded Transaction. Notwithstanding anything to the contrary herein, Tenant’s right of first offer shall not apply to (i) any transfer of the Premises or any portion thereof to an Affiliate of Landlord, (ii) any sale or conveyance of the Premises or any portion thereof in foreclosure sale (or similar proceeding) of a bona fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such bona fide mortgage or deed of trust, or (iii) any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the beneficial ownership interest, membership interest or other equity interest in Landlord, or the change of the trustee, manager or other controlling person of the Landlord.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Lease as of the date and year first above written.

LANDLORD: COLE OF PHOENIX AZ, LLC, a Delaware limited liability company By: Cole REIT Advisors III, LLC, a Delaware limited liability company, its manager
	By:	/s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Senior Vice President

TENANT: APOLLO GROUP, INC., an Arizona corporation
By:	/s/ Brian L. Swartz
	Name:	Brian L. Swartz
	Title:	Senior Vice President, Chief Financial Officer

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
     The foregoing instrument was acknowledged before me this ________ day of March, 2011, by Todd J. Weiss, the Senior Vice President of Cole REIT Advisors III, LLC, a Delaware limited liability company and manager of Cole OF Phoenix AZ, LLC, a Delaware limited liability company, on behalf of the limited liability company.

My Commission Expires:	NOTARY PUBLIC

STATE OF ARIZONA	)
)ss.
County of Maricopa	)
     The foregoing instrument was acknowledged before me as of the ___ day of March, 2011 by ________________________ the _____________________of APOLLO GROUP, INC., an Arizona corporation, on behalf of the corporation.

NOTARY PUBLIC
My Commission Expires: